Exhibit 10.9

EXECUTION COPY

SECOND LIEN CREDIT AGREEMENT

dated as of

June 15, 2007

among

STR ACQUISITION, INC.,
(to be merged with and into SPECIALIZED TECHNOLOGY RESOURCES, INC.)

STR HOLDINGS LLC,

THE LENDERS PARTY HERETO,

CREDIT SUISSE,
as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

as Sole Bookrunner and Sole Lead Arranger

[CS&M Ref. No. 5865-531]

Page

SCHEDULES

Schedule 1.01(a)		-	Subsidiary Guarantors
Schedule 1.01(b)		-	Mortgaged Property
Schedule 2.01		-	Lenders and Commitments
Schedule 3.08		-	Subsidiaries
Schedule 3.09		-	Litigation
Schedule 3.17		-	Environmental Matters
Schedule 3.18		-	Insurance
Schedule 3.19(a)		-	UCC Filing Offices
Schedule 3.19(c)		-	Mortgage Filing Offices
Schedule 3.20(a)		-	Owned Real Property
Schedule 3.20(b)		-	Leased Real Property
Schedule 6.01		-	Existing Indebtedness
Schedule 6.02		-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Mortgage
Exhibit F-1	-	Form of Opinion of Weil, Gotshal & Manges LLP
Exhibit F-2	-	Form of Opinion of Murtha Cullina LLP
Exhibit G	-	Form of Interest Election Request

SECOND LIEN CREDIT AGREEMENT dated as of June 15, 2007, among STR ACQUISITION, INC., a Delaware corporation, which substantially simultaneously with the execution hereof shall be merged with and into SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation (the “Borrower”), STR HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the Lenders (as defined in Article I), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to make Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date, in an aggregate principal amount not in excess of $75,000,000. The proceeds of the Loans are to be used together with the proceeds of the First Lien Loans and cash to be contributed by Holdings solely (a) to pay consideration, fees and expenses related hereto and to the Acquisition and (b) to refinance the Existing Debt.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” shall mean the acquisition by Holdings of the Company and its subsidiaries pursuant to the Merger Agreement, pursuant to which on the Closing Date the Borrower will merge with and into the Company with the Company surviving as a wholly owned direct subsidiary of Holdings.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Advisory Services and Monitoring Agreements” shall mean (i) the Advisory Services and Monitoring Agreement dated as of the Closing Date, between the Borrower and Evergreen Capital Partners, LLC and (ii) the Monitoring Agreement dated as of the Closing Date, among the Borrower, DLJ Merchant Banking, Inc., Westwind STR Advisors, LLC and Dennis L Jilot.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, (i) for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified and (ii) Credit Suisse and its Affiliates (other than Permitted Investors, Parent and Parent’s subsidiaries) shall be deemed not to be Affiliates of Parent or any of its subsidiaries.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” shall mean, for any day (a) with respect to any Eurodollar Loan, 7.00% per annum, and (b) with respect to any ABR Loan, 6.00% per annum.

“Arranger” shall mean Credit Suisse Securities (USA) LLC.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries and (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $500,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the interest rate borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations”.

“Baseline EBITDA” shall mean (i) for the fiscal year ended December 31, 2007, $42,000,000, (ii) for the fiscal year ended December 31, 2008, $45,000,000, (iii) for the fiscal year ended December 31, 2009, $50,000,000, (iv) for the fiscal year ended December 31, 2010, $55,000,000, (v) for the fiscal year ended December 31, 2011, $60,000,000, (vi) for the fiscal year ended December 31, 2012, $65,000,000, and (vii) for the fiscal year ended December 31, 2013, $70,000,000.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest” shall have the meaning assigned to such term in Section 2.06.

A. “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Investors shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule l3d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (c) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated, (d) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or any Subsidiary is a party, or (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean June 15, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Company” shall mean Specialized Technology Resources, Inc., a Delaware corporation.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May, 2007.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period and any commitment, agency, letter of credit or similar fees paid during such period with respect to Indebtedness permitted pursuant to Section 6.01 and other bank service fees, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges (other than the write-down of current assets) for such period, (v) fees and expenses accrued during such period with respect to the Transactions and to the extent not consummated, any acquisition, disposition, equity issuance, investment or incurrence of Indebtedness that would have been permitted under this Agreement, (vi) charges in respect of management, monitoring, consulting and advising fees payable to the Sponsor pursuant to the Advisory Services and Monitoring Agreements as in effect as of the Closing Date in respect of such period, (vii) one-time costs, payments and expenses (including severance costs) incurred during such period in respect of the termination of employment of employees, officers and management of the Borrower or any Subsidiary outside the ordinary course of business, (viii) all cash payments received during such period on account of non-cash income deducted from Consolidated Net Income pursuant to clause (b)(ii) below in a previous period, (ix) consulting, legal, accounting, integration, brokerage and variable commission fees, costs and expenses incurred in connection with any Permitted Acquisition, (x) consulting fees incurred in connection with a one-time strategic review of the Borrower in an aggregate amount not to exceed $1,000,000, (xi) net after-tax extraordinary losses or charges, including any such losses or charges relating to relocation costs, one-time compensation charges and the Transactions, (xii) non-recurring or unusual cash charges for such period in an aggregate amount not to exceed $1,000,000 in any fiscal year, (xiii) non-cash compensation charges, (xiv) foreign currency transaction and translation losses, and (xv) any net after-tax gains or losses (less fees, expenses or charges related thereto) attributable to the early extinguishment of Indebtedness pursuant to the agreement governing such Indebtedness, and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period, (ii) foreign currency transaction and translation gains, and (iii) to the extent included in determining such Consolidated Net Income, any unusual and extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of determining the Total Leverage Ratio as of or for the periods ended on September 30, 2007 and December 31, 2007, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended December 31, 2006, $12,013,000, and (ii) for the fiscal quarter ended March 31, 2007, $7,273,000.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any payment to or for the account of Holdings in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such person during such period, and (d) any gains or losses attributable to sales of assets (including pursuant to a Sale/Leaseback Transaction) out of the ordinary course of business.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Facility” shall mean the term loan facility provided for by this Agreement.

“Cure Amount” shall have the meaning assigned to such term in Article VII.

“Cure Right” shall have the meaning assigned to such term in Article VII.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans under the First Lien Credit Agreement (each as defined therein).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Discharge of First Lien Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day following the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the 91st day following the Maturity Date.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to pollution or protection of the environment, natural resources, human health and safety as related to exposure to Hazardous Materials, or the generation, use, treatment, storage, transport or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs

(including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) requirements of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” shall mean the contribution by DLJ Merchant Banking Partners IV, L.P., its affiliated funds, certain existing investors in the Company and certain other investors reasonably acceptable to the Arranger of not less than 30.0% of the pro forma consolidated capitalization of Holdings after giving effect to the Transactions on the Closing Date in cash to Holdings as cash common equity and/or preferred equity that does not provide for any cash dividends, redemption or other cash payment at any time prior to 91 days after repayment in full in cash of the Credit Facility.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the

Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) prior to the effectiveness of the applicable provisions of the Pension Act, the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA, (i) any Foreign Benefit Event or (j) any other event (other than the initial adoption or assumption of a Plan) or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower (or, in the case of the fiscal year ended December 31, 2007 (except for purposes of determining changes in noncash working capital), the portion thereof commencing on the Closing Date and ending on December 31, 2007), the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries or, amounts payable pursuant to Sections 6.06(a)(iii)(y) or (iv) if applicable, with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.12) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or other similar taxes imposed on (or measured by) its income by (i) the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) by reason of a present or former connection between the recipient and the jurisdiction of the Borrower (other than such connection arising solely from such recipient having executed, delivered, or performed its obligations under, or enforced, this Agreement or any other Loan Documents), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a), and (d) backup withholding taxes imposed on amounts payable to a recipient at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.19(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such backup withholding tax pursuant to Section 2.19(a).

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of September 29, 2005 among the Company, Webster Bank, National Association, as Administrative Agent and L/C Issuer, Newstar Financial, Inc., as Syndication Agent, The Governor and Company of the Bank of Ireland and National City Bank, as Co-Documentation Agents and the Lenders party thereto, as amended.

“Existing Debt” shall mean the indebtedness of the Company under the Existing Credit Agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated April 21, 2007, among the Borrower, Holdings, the Arranger and the Administrative Agent.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement dated as of the date hereof, among the Borrower, Holdings, Credit Suisse, as administrative agent and as collateral agent, and the lenders from time to time party thereto.

“First Lien Event of Default” shall have the meaning assigned to such term in Article VII.

“First Lien Guarantee and Collateral Agreement” shall mean the First Lien Guarantee and Collateral Agreement dated as of the date hereof among the Borrower, Holdings, the Subsidiaries party thereto and Credit Suisse, as first lien collateral agent.

“First Lien Loans” shall mean the loans made under the First Lien Credit Agreement.

“First Lien Loan Documents” shall mean the First Lien Credit Agreement and all other instruments, agreements and other documents evidencing or governing the First Lien Loans or providing for any Guarantee or other right in respect thereof.

“First Priority Liens” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan or (d) the incurrence of any liability in excess of $5,000,000 by Holdings, the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that covers employees of the Borrower or any Subsidiaries who are employed outside of the United States and that is subject to any statutory funding requirement permitting any Governmental Authority to accelerate the obligation of the Borrower or any Subsidiaries to fund all or a portion of the unfunded accrued benefit liabilities under such plan.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease properly, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Second Lien Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, radon gas, asbestos, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Inactive Subsidiary” shall mean any Subsidiary that (a) does not conduct any business operations, (b) has assets with a book value not in excess of $250,000 and (c) does not have any Indebtedness outstanding.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (excluding customer advances or deposits received in the ordinary course of business),

(b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, to the extent such person is liable therefor as a result of such person’s ownership interest in, or other relationship with, such other person, except to the extent the terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include indemnification, adjustment of purchase price, earn out, contingent purchase obligations, hold back or other similar obligations, in each case, incurred or assumed in connection with an acquisition or disposition permitted hereunder of any business, assets or a Subsidiary, except to the extent not paid when due (unless the same are being contested in good faith). The amount of Indebtedness for which recourse is limited to either a specific amount or to identified assets shall be equal to the lesser of such specified amount or the fair market value of such asset, as the case may be.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof, among the Borrower, the Subsidiaries party thereto, the Collateral Agent and First Lien Collateral Agent (as defined therein).

“Interest Election” shall have the meaning assigned to such term in Section 2.06.

“Interest Election Request” shall mean a notice of Interest Election in accordance with the terms of Section 2.06 and substantially in the form of Exhibit G.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, commencing September 28, 2007 and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect (provided that for a Borrowing on the Closing Date, the Borrower may only elect a 1 month Interest Period); provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole or (b) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $9,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean, at any time, any Subsidiary that at such time shall have assets in excess of $10,000,000 or shall have $10,000,000 in revenues in the most recently ended fiscal year.

“Maturity Date” shall mean December 15, 2014.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 21, 2007, among the Borrower, the Company and Parent.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of paragraph (j) of Article IV or pursuant to Section 5.11, each substantially in the form of Exhibit E.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by the asset sold in such Asset Sale and that is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 365 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or any Specified Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” shall mean STR Holdings, Inc. and its successors and assigns.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended from time to time.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any participating member state of the EMU (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such participating member state of the EMU), in each case with a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P (or the equivalent rating and rating agency applicable for such member state) and maturing within one year from the date of acquisition thereof;

(c)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances, time deposits and eurodollar time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any foreign commercial bank organized under the laws of a participating member state of the EMU that has a combined capital and surplus and undivided profits of not less than $500,000,000 in the case of U.S. banks (or the dollar equivalent as of the date of determination in the case of non-U.S. banks);

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above;

(g) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

(h) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing and denominated in dollars or foreign currencies.

“Permitted Investors” shall mean DLJ Merchant Banking Partners IV, L.P. and its affiliated funds.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

 “PIK Interest” shall have the meaning assigned to such term in Section 2.06.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of Holdings or the Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of Net Cash Proceeds to Holdings.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time.

“Required Prepayment Percentage” shall mean in the case of any Excess Cash Flow, 50% or, if on the date of the applicable prepayment (and after giving effect thereto, in whole or in part), the Total Leverage Ratio is less than 5.25 to 1.00 but greater than or equal to 4.50 to 1.00, 25%, or, if on the date of the applicable prepayment, the Total Leverage Ratio is less than 4.50 to 1.00, 0%.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock)) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary. For greater certainty, the payment of fees pursuant to the Advisory Services and Monitoring Agreements shall not constitute a Restricted Payment under Section 6.06(a).

“Sale/Leaseback Transaction” means an arrangement, directly or indirectly, with any person relating to property, real or personal or mixed, used or useful in the business of the Borrower or any Subsidiary, whether now owned or acquired after the Closing Date, whereby the Borrower or any Subsidiary sells or transfers such property to a person and thereafter rents or leases such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

“Significant Asset Sale” shall mean the sale, transfer, lease or other disposition by Holdings or any Subsidiary to any person other than the Borrower or a Subsidiary Guarantor of all or substantially all of the assets of, or a majority of the Equity Interests in, a person, or a division or line of business or other business unit of a person.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Spanish Subsidized Loans” shall mean government-subsidized loans in advance made as part of an official program of the Ministry of Economic Development of Spain (the “Spanish Ministry”), representing funds pledged to STR España as incentive for economic development in the country of Spain and/or the region of Asturias, Spain, the interest and principal of which are relieved by the Spanish Ministry upon completion of STR España’s approved development program (capital investment, job creation, employee training, etc.).

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Equity Issuance” shall mean any public issuance or sale by Holdings, the Borrower or any of their respective subsidiaries of any Equity Interests of Holdings, the Borrower or any such subsidiary, as applicable, other than public offerings with respect to Holding’s, the Borrower’s or any of their respective subsidiaries’ Equity Interests registered on Form S-4 or Form S-8.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“STR España” shall mean Specialized Technology Resources España S.A., a stock corporation formed under the laws of Spain and wholly owned by the Borrower.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

‘‘Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

“Total Leverage Ratio” shall mean, on any date, the ratio of Total Debt (net of unrestricted cash and cash equivalents of the Borrower and the Subsidiaries (in each case in the amount determined by GAAP)) on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. In any period of four consecutive fiscal quarters in which a Permitted Acquisition or Significant Asset Sale occurs, the Total Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by Parent, the Company and the Borrower of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the First

Lien Loan Documents and the incurrence of the First Lien Loans, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement and (e) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition or Significant Asset Sale occurs (and for purposes of determining whether an acquisition is a Permitted Acquisition under Section 6.04(g) or would result in a Default or an Event of Default), the Total Leverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition or Significant Asset Sale (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition; provided that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower), using, for purposes of making such calculations, the historical financial statements of the Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisition or Significant Asset Sale, and any other Permitted Acquisitions and Significant Asset Sales that have been consummated during the period, had been consummated on the first day of such period.

SECTION 1.04. Classjfication of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000.

(b)   Subject to Sections 2.08 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender on the Maturity Date.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)   The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)   Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to

Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(b)   All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.06.  Interest on Loans.  (a) Upon the terms and subject to the conditions of this Agreement, the Lenders grant the Borrower, for any Interest Period commencing prior to the fifth anniversary of the Closing Date, an option to pay interest on the Loans (i) entirely in cash (“Cash Interest”) or (ii) entirely by increasing the outstanding principal amount of the Loans by the amount of interest accrued during such Interest Period (“PIK Interest”). The Borrower must elect (the “Interest Election”) the form of payment of interest with respect to each Interest Period by delivering an Interest Election Request to the Administrative Agent no later than five Business Days prior to the start of such Interest Period. The Administrative Agent shall promptly deliver a corresponding notice to each Lender. In the absence of such an Interest Election for any Interest Period, interest on the Loans shall be payable as Cash Interest.

(b)   Subject to the provisions of Section 2.07, Cash Interest on Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(c)   Subject to the provisions of Section 2.07, Cash Interest on Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(d)   Notwithstanding anything to the contrary in this Section 2.06, PIK Interest on the Loans shall bear interest at the rate otherwise applicable to such Loan pursuant to Section 2.06(c) or (d), as applicable, plus 1.50% per annum.

(e)   Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all overdue amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error

SECTION 2.09. Termination and Reduction of Commitments. (a) The Commitments shall automatically terminate upon the making of the Loans on the Closing Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on June 30, 2007, or such earlier date on which the Merger Agreement terminates, if the Borrowing of the Loans shall not have occurred by such time.

(b)   Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000.

(c)   Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)   until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no LIBOR Borrowing may have an Interest Period in excess of one month;

(ii)   each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii)   if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv)   each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v)   if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(vi)   any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii)   any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii)   no Interest Period may be selected for any Eurodollar Borrowing that would end later than the Maturity Date; and

(ix)   upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11. Optional Prepayment.  (a) Subject to payment of any applicable premium as set forth in paragraph (b) below, the Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

(b)   Each prepayment of Loans made pursuant to Section 2.11(a) shall be made together with a prepayment premium in an amount equal to (i) if such prepayment is made prior to the first anniversary of the Closing Date, 2.00%, and (ii) if such prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 1.00%, in each case of the aggregate principal amount of Loans being prepaid.

(c)   Each notice of prepayment shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (unless such notice is expressly conditioned upon a refinancing of the Credit Facility, in which case such notice may be rescinded if such refinancing shall not be consummated or shall otherwise be delayed) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to paragraph (b) above (if applicable) and to Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.12. Mandatory Prepayments.  (a) Subject to paragraph (f) of this Section 2.12, not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans.

(b)   Subject to paragraph (f) of this Section 2.12, in the event and on each occasion that an Specified Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Specified Equity Issuance, apply 50% of the Net Cash Proceeds therefrom to prepay outstanding Loans.

(c)   Subject to paragraph (f) of this Section 2.12, no later than the later of (i) 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2007, and (ii) the 10th day subsequent to the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in an aggregate principal amount equal to the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended.

(d)   Subject to paragraph (f) of this Section 2.12, in the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance or renewal of Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans.

(e)   Notwithstanding the foregoing, any Lender may elect, by written notice to the Administrative Agent at the time and in the manner specified by the Administrative Agent, to decline all (but not less than all) of its pro rata share of such mandatory prepayment of its Loans pursuant to this Section 2.12 (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such Lenders elect to decline their pro rata shares of such Declined Proceeds, such remaining Declined Proceeds may be retained by the Borrower.

(f)   Notwithstanding anything to the contrary in this Section 2.12, until the Discharge of First Lien Obligations shall have occurred, no mandatory prepayments of outstanding Loans that would otherwise be required under this Section 2.12 shall be required to be made, except with respect to the portion (if any) of the proceeds of the event giving rise to such mandatory prepayment as shall have been rejected by the lenders under the First Lien Credit Agreement (and which is not required to be applied to reduce outstanding Revolving Facility Loans and Swingline Loans thereunder and as defined therein or to fund a cash collateral account with the administrative agent under the First Lien Credit Agreement in an amount up to the aggregate L/C Exposure (as defined in the First Lien Credit Agreement) at such time), in each case in accordance with and as required by Section 2.13 of the First Lien Credit Agreement. If at the time of any prepayment pursuant to this Section 2.12 there shall be outstanding Borrowings of different Types or Eurodollar Borrowings with different Interest Periods, and if some but not all Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Borrowing of the accepting Lenders. If no Lenders exercise the right to waive a given mandatory prepayment of the Loans pursuant to Section 2.12(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Loans that are ABR Loans to the full extent thereof before application to Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15.

(g)   The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.15, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)   If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such

Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)   A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

(d)   Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)   such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)   such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)   For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.16. Pro Rata Treatment. Except as required under Section 2.12(e) or 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender

(b)   Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   The Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest or other expenses payable by reason of the deliberate action or inaction of the Administrative Agent or such Lender, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(i)     duly completed original signed copies of Internal Revenue Service (“IRS”) Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)    duly completed original signed copies of IRS Form W-8ECI,

(iii)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed original signed copies of IRS Form W-BEN, or

(iv)  any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f)   Any Lender that is a “United States person”, as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) duly completed original signed copies of IRS Form W-9, or any successor form, in order to comply with U.S. backup withholding requirements.

(g)   If the Administrative Agent or any Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of such refund, pay to the Borrower an amount equal to such refund, net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be; provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, as applicable, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender, as applicable, in the event of the Administrative Agent or such Lender is required to repay such refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.

SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.13 and 2.15 and, in the case of clause (iv) above, if such assignment occurs prior to the first anniversary of the Closing Date, the prepayment fee that would be payable pursuant to Section 2.11(b) if the Loans of such Lender subject to such assignment had been prepaid by the Borrower pursuant to Section 2.11, such amount to be payable by the Borrower); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13, notice under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.20(a).

(b)   If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.19, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and, to the extent such concept is applicable in such jurisdiction, is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation in a manner that could reasonably be expected to result in a Material Adverse Effect, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority in a manner that could reasonably be expected to result in a Material Adverse Effect, or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound in a manner that could reasonably be expected to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in a manner that could reasonably be expected to result in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents or any First Priority Lien).

SECTION 3.03. Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) such as have been made or obtained and are in full force and effect and (d) those that, if not obtained or made, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows: (i) as of and for the fiscal years ended December 31, 2004, 2005 and 2006, audited by and accompanied by the opinion of UHY LLP, independent public accountants, (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2007, certified by a Financial Officer, and (iii) as of and for each fiscal month ended after March 31, 2007 and at least 30 days before the Closing Date, certified by a Financial Officer. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments, the absence of footnotes and an exception for the calculation of taxes and tax accruals.

(b)   The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income, as of March 31, 2007, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, financial condition or operating results of Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2006.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)   Except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) each of Holdings, the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect and (ii) each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

(c)   As of the Closing Date, neither Holdings nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d)   As of the Closing Date, none of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or any First Priority Lien).

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)   Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)   None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(d)   Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

SECTION 3.10. Agreements. (a) None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)   None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)   No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14. Tax Returns. Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all Federal, and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16. Employee Benefit Plans. (a) Each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, alone or when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The fair market value of all the assets under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) was not, as of the last annual valuation date applicable thereto, less than 80% of the present value of all benefit liabilities under such Plan, and the fair market value of all assets of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) was not, as of the last annual valuation dates applicable thereto, less than 80% of the present value of all benefit liabilities of such underfunded Plans.

(b)   Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Holdings, the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, except as could not reasonably be expected to have a Material Adverse Effect. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the fair market value of the assets of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) was not, as of the last annual valuation date applicable thereto, less than 80% of the present value of all the aggregate accumulated benefit liabilities of such Foreign Pension Plans.

SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)   Since the date of this Agreement, there has been no change in the status of any matters disclosed on Schedule 3.17 or any new matters that, individually or in the aggregate, have resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice for each applicable jurisdiction.

SECTION 3.19. Security Documents.  (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the collateral agent under the First Lien Guarantee and Collateral Agreement (who will hold such Pledged Collateral as bailee for perfection for the Collateral Agent), the Lien  created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority (subject to the Intercreditor Agreement) Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person other than, pursuant to the terms of the Intercreditor Agreement, the First Lien Secured Parties (as defined in the Intercreditor Agreement), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b)   Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person other than, pursuant to the terms of the Intercreditor Agreement, the First Lien Secured Parties (as defined in the Intercreditor Agreement) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c)   The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.20. Location of Real Property and Leased Premises.  (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b)   Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

SECTION 3.21. Labor Matters.  As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except to the extent that the same could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23. Transaction Documents. Holdings and the Borrower have delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither Holdings, the Borrower nor any Loan Party or, to the knowledge of Holdings or the Borrower, any other person party thereto is in default in the performance or compliance with any material provisions thereof.

SECTION 3.24. Sanctioned Persons. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury

Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person, currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder on the Closing Date are subject to the satisfaction of the following conditions:

(a)  The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b)  (i) The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.12, 3.19 (subject to paragraph (j) below) and 3.24 shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and (ii) the condition relating to the accuracy of the representations and warranties of the Company in the Merger Agreement as are material to the interests of the Lenders shall have been satisfied.

(c)  At the time of and immediately after the making of such Loans, no Default or Event of Default shall have occurred and be continuing.

(d)  The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of (i) Weil, Gotshal & Manges LLP, counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit F-1 and (ii) Murtha Cullina LLP, substantially to the effect set forth in Exhibit F-2, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

(e)  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or other similar formation document), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or equivalent) of the state of its organization, and a certificate of legal existence and, if available in such jurisdiction, certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or equivalent) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions (or equivalent) duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of legal existence or good standing (or equivalent) or state certified copies of such documents furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(f)  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraph (b) of this Article IV as of the Closing Date.

(g)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(h)  The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have been granted a security interest in the Collateral of the type and priority described in each Security Document.

(i)  The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(j)  Except as otherwise specifically contemplated hereunder or by the Security Documents, (i) each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02 or Liens which shall be paid from the proceeds of the First Credit Event and for which the Borrower has received a commitment from the holder thereof to release the same upon payoff from the proceeds of the First Credit Event and (iii) each of such Security Documents shall be in proper form for filing and recording in the recording office as specified on Schedule 3.19(c); provided that to the extent a perfected security interest in any assets of a type that cannot be perfected by the filing of a UCC financing statement or the delivery of stock certificates is not able to be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the providing of a perfected security interest in such assets shall not constitute a condition precedent to the Borrowing on the Closing Date but such requirement to create a perfected security interest in such assets shall be satisfied after the Closing Date pursuant to Section 5.13.

(k)  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(l)  The Acquisition and the other Transactions shall be consummated substantially simultaneously with the initial funding of Loans on the Closing Date in accordance with applicable law and on the terms in this Agreement and in the Merger Agreement (without any amendment, modification or waiver thereof that is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior written consent of the Administrative Agent). The Administrative Agent shall have received copies of the Merger Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.

(m)  The Equity Contribution shall have been made and the Administrative Agent shall be satisfied with the capitalization and structure of Holdings and the Borrower.

(n)  All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the First Lien Loans, (c) Indebtedness set forth on Schedule 6.01 and (d) other Indebtedness in an outstanding principal amount not to exceed $100,000 in the aggregate.

(o)  The Administrative Agent shall have received a certificate from the chief financial  officer  of Holdings  certifying  that  Holdings  and  its  subsidiaries,  on  a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

(p)  The Lenders shall have received, to the extent reasonably requested, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(q)  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Company, certifying that not less than $10,000,000 in aggregate cash liquidity is in bank accounts in jurisdictions appropriate for carrying out the Company’s operational objectives (which, for greater certainty, shall not include financing in whole or in part any Permitted Acquisition), including planned Capital Expenditures, during the period from the Closing Date to the first anniversary of the Closing Date.

The Borrowing of the Loans on the Closing Date shall be deemed to constitute a representation and warranty by the Borrower and Holdings on such date as to the matters specified in paragraphs (b) of this Article IV.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)   Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02. Insurance. (a)  Keep its  insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations or jurisdictions, including, where applicable, public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by applicable law.

(b)   Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement (subject to the Intercreditor Agreement) shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver evidence reasonably satisfactory to the Collateral Agent of all such policies; cause each such policy to provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent, together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)   If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

(d)   With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” or its equivalent and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all causes of loss, in no event for a combined single limit of less than $10,000,000 naming the Collateral Agent as an additional insured (subject to the Intercreditor Agreement), on forms satisfactory to the Collateral Agent.

(e)   Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of such policy or policies.

SECTION 5.03. Obligations and Taxes.  Pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP

SECTION 5.04. Financial Statements, Reports, etc.  In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)   within 120 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by UHY LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)   concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;

(d)   within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f)   promptly after the receipt thereof by Holdings or the Borrower or any of their respective subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;

(g)   promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)   promptly after the request by the Administrative Agent or any Lender, on and after the effectiveness of the applicable provisions of the Pension Act, copies of (i) any documents described in Section 101(k)(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.04(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto at http://www.strlab.com/www/strlab/; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent if it so requests or to any Lender that so requests the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)   any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)   the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)   any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect; and

(e)   any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Credit Facility by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facility on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facility.

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal

Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)   In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06 and (ii) to the extent applicable, certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings recordings or registrations, including all refilings, recordings and registrations, containing a description of the Article 9 Collateral (as defined in the Guarantee and Collateral Agreement) have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) of this Section 5.06(b) to the extent necessary to protect and perfect the security interest for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period). Each certificate delivered pursuant to this Section 5.06(b)(ii) shall identify in the format of Section 13 of the Perfection Certificate all Intellectual Property of any Loan Party in existence on the date thereof and not then listed on the Perfection Certificate or previously so identified to the Collateral Agent.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor; provided that as long as no Default or Event of Default shall have occurred and shall be continuing, no more than one such site inspection may be conducted in any calendar year (which shall be conducted by representatives designated by the Administrative Agent).

(b)   In the case of Holdings and the Borrower, use commercially reasonable efforts to cause the Credit Facility to be continuously rated by S&P and Moody’s, and in the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09. Employee Benefits. (a) With respect to any Plan or Foreign Pension Plan sponsored or maintained by Borrower or any Subsidiary, comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, in all respects with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws, except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to the Intercreditor Agreement) of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (including real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including lien searches, surveys, abstracts, appraisals, legal opinions and a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens, free of Liens other than those permitted under Section 6.02) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $1,000,000.

SECTION 5.12. Interest Rate Protection. No later than the 90th day after the Closing Date, the Borrower shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of its funded long-term Indebtedness being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.

SECTION 5.13. Post-Closing Items. Holdings and the Borrower shall, and shall cause each of the Subsidiaries to, take all necessary actions to satisfy the requirements set forth on Schedule 5.13 within the period specified on such schedule (or such longer period as may be consented to by the Administrative Agent).

SECTION 5.14. Funds Update. The Borrower shall, with respect to each of the first four fiscal quarters ending after the Closing Date, provide the Administrative Agent with reasonably detailed information about the uses of the $10,000,000 described in paragraph (q) of Article IV, all of which such uses to be consistent with those contemplated by paragraph (q) of Article IV.

SECTION 5.15. Purchase Price Adjustments. Holdings and the Borrower shall, take all actions reasonably necessary to ensure that all purchase price adjustments related to the Transactions payable by the sellers shall be paid to the Borrower.

ARTICLE VI

Negative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)   Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b)   Indebtedness created hereunder and under the other Loan Documents;

(c)   intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c);

(d)   Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $10,000,000 at any time outstanding;

(e)   Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $10,000,000 at any time outstanding;

(f)   Attributable Debt in respect of Sale/Leaseback Transactions; provided, however, that the aggregate principal amount of all Indebtedness then outstanding and incurred pursuant to this clause (f) does not exceed (i) $6,000,000 in respect of property owned by the Borrower or any Subsidiary on the Closing Date or (ii) $6,000,000 in respect of any property acquired by the Borrower or any Subsidiary after the Closing Date;

(g)   Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(h)   Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding $12,000,000 at any time outstanding;

(i)   Indebtedness under the First Lien Credit Agreement and any refinancings thereof in an aggregate principal amount at any time outstanding not to exceed the Cap Amount as permitted under and as defined in the Intercreditor Agreement;

(j)   Indebtedness under the Spanish Subsidized Loans in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

(k)   other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $6,000,000 at any time outstanding.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)   Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b)   any Lien created under the Loan Documents;

(c)   any First Priority Liens;

(d)   any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be;

(e)   Liens for taxes not yet due or which are being contested in compliance with Section 5.03 or are immaterial in amount;

(f)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(g)   pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(h)   deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)   zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(j)   purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(k)   Liens arising out of judgments or awards in respect of which Holdings, the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $6,000,000 at any time outstanding;

(l)   any Lien securing Indebtedness incurred by the Borrower or any Subsidiary pursuant to Section 6.01(f); provided that any such Liens attach only to the property that is the subject of, and proceeds thereof in connection with, the applicable Sale/Leaseback Transaction and shall not attach to any other property of the Borrower or any Subsidiary theretofore existing or (except for any such proceeds) which arises after the date thereof;

(m)   Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(h); and

(n)   other Liens that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of $3,000,000 at any one time.

SECTION 6.03. Sale/LeaseBack Transactions.  Enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a) (i)   investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries, (ii) additional investments by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries and (iii) investments in STR India Pvt. Ltd. in an amount not to exceed $5,000,000 in the aggregate; provided that (A) any such Equity Interests held by a Loan Party other than Equity Interests in Excluded Assets (as defined in the Guarantee and Collateral Agreement) shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of investments made after the Closing Date (other than pursuant to clause (iii) above) by Loan Parties in, and loans and advances made after the Closing Date by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $12,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party to Subsidiaries that are not Loan Parties shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(f) the Borrower and the Subsidiaries may enter into Hedging Agreements that (i) are required by Section 5.12 or (ii) are not speculative in nature and are related to income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases from foreign suppliers;

(g) the Borrower or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 85% of the Equity Interests (other than directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a similar or reasonably related or incidental line of business to those of the Borrower and the Subsidiaries as conducted during the current and most recently concluded calendar year; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenant set forth in Sections 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period; (C) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(g) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $50,000,000 and (D) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent; (iv) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.11 and the Security Documents; and (v) if the Acquired Entity would not constitute a wholly owned Subsidiary of the Borrower and would be required to become a Subsidiary Guarantor hereunder, each holder of an Equity Interest therein (other than the Borrower or any wholly owned Subsidiary) shall have executed and delivered to the Collateral Agent a consent and waiver in form and substance reasonably satisfactory to the Collateral Agent permitting such Acquired Entity to become a Subsidiary Guarantor hereunder and a party to the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”); and

(h) in addition to investments permitted by paragraphs (a) through (g) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (h) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $6,000,000 in the aggregate.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.  (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (u) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (v) Holdings may merge, liquidate, reorganize or otherwise be restructured into a newly-formed Loan Party in a transaction the purpose of which is to re-organize Holdings as a corporation; provided that (1) such transaction (or series of transactions) does not result in a material increase in the Tax obligations payable in cash (on a consolidated basis) for Holdings, the Borrower, each Subsidiary of the Borrower and the holders of Equity Interests in Holdings and (2) immediately following such transaction, Holdings is in compliance with all requirements of the Guarantee and Collateral Agreement and has satisfied its obligations under Section 5.11 (including the execution of any further documents, financing statements, agreements and instruments, and the taking of all other actions, that may be reasonably requested by the Required Lenders, the Administrative Agent or the Collateral Agent), (w) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (x) the Borrower and the Subsidiaries may make Permitted Acquisitions and (y) any Inactive Subsidiary of the Borrower may be dissolved or liquidated.

(b)  Make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed (x) $10,000,000 in any fiscal year or (y) $50,000,000 in the aggregate.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to employees of Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,000,000 in any fiscal year, (iii) the Borrower may make Restricted Payments to Holdings (x) in an amount not to exceed $500,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) if Borrower is a member of a consolidated, combined or unitary group of which Borrower is not the common parent, in an amount necessary to pay the Tax liabilities of the common parent (the “Common Parent”) of the consolidated, combined or unitary group of which Borrower is not the common parent directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, state and local taxes were the Borrower and the Subsidiaries to pay such taxes as members of a consolidated, combined or unitary group of which Borrower is the common parent and (B) all Restricted Payments made to Holdings pursuant to this clause (iii) are used by Holdings to make Restricted Payments as specified in clause (iv) within 20 days of the receipt thereof and (iv) if Borrower is a member of a consolidated, combined or unitary group of which Borrower is not the common parent, then Holdings may make Restricted Payments to the Common Parent (x) in an amount not to exceed $500,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by the Common Parent in the ordinary course of business and (y) in an amount necessary to pay the Tax liabilities of the Common Parent directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, state and local taxes were the Borrower and the Subsidiaries to pay such taxes as members of a consolidated, combined or unitary group of which Borrower is the common parent and (B) all Restricted Payments made to the Common Parent pursuant to this clause (iv) are used by the Common Parent for the purposes specified herein within 20 days of the receipt thereof.

(b)   Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any First Lien Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any

Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties and transactions pursuant to the Advisory Services and Monitoring Agreements as in effect as of the Closing Date, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08. Business of Holdings, Borrower and Subsidiaries. (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Borrower and liabilities incidental thereto, including its liabilities as a Guarantor pursuant to the Guarantee and Collateral Agreement and its Guarantees of obligations under the First Lien Loan Documents.

(b)   With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

SECTION 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which the First Lien Loan or any subordinated Material Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Holdings, the Borrower, any of the Subsidiaries or the Lenders; provided that the First Lien Loan Documents may be amended in accordance with the Intercreditor Agreement, or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such waiver, supplement modification or amendment would be adverse to the Lenders in any material respect.

(b)  (i)  Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes any Indebtedness (other than the Loans and the First Lien Loans), or (ii) pay in cash any amount in respect of any

Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities (other than the payment of PIK Interest on the Loans in accordance with Section 2.06).

SECTION 6.10. Capital Expenditures. (a) Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Amount
Closing Date - December 31, 2007	$15,000,000
January 1, 2008 - December 31, 2008	$10,000,000
January 1, 2009 - December 31, 2009	$12,000,000
January 1, 2010 - December 31, 2010	$14,000,000
January 1, 2011 - December 31, 2011	$15,000,000
January 1, 2012 - December 31, 2012	$16,000,000
January 1, 2013 - December 31, 2013	$17,000,000
January 1, 2014 - Maturity Date	$18,000,000

If, in any fiscal year, the Consolidated EBITDA exceeds the Baseline EBITDA for such fiscal year, the amount of permitted Capital Expenditures set forth above in respect of such fiscal year shall be increased (but not decreased) by 40% of the excess of (i) the Consolidated EBITDA for such fiscal year over (ii) the Baseline EBITDA for such fiscal year.

Any unused amount of Capital Expenditures permitted to be made during each fiscal year may be carried forward to, and made, at any time during the next succeeding two fiscal years; provided that, for purposes of this sentence, Capital Expenditures made in any fiscal year shall be deemed to use the amount permitted to be made during such fiscal year set forth above before using the amount carried forward to such fiscal year.

(b)   Notwithstanding subsection (a) above, the Borrower and its Subsidiaries may make Capital Expenditures with the Net Cash Proceeds of (A) Specified Equity Issuances by Holdings, the Borrower or any of their respective subsidiaries permitted hereunder or (B) any Asset Sale, or any sale of used, worn out or surplus equipment, in each case to the extent such Net Cash Proceeds are not required to be applied to prepay loans, or cash collateralize, letters of credit, under the First Lien Credit Agreement or to prepay Loans hereunder.

SECTION 6.11. Maximum Total Leverage Ratio. Permit the Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
September 30, 2007	8.00 to 1.00
December 31, 2007	8.00 to 1.00
March 31, 2008	8.00 to 1.00
June 30, 2008	8.00 to 1.00
September 30, 2008	7.75 to 1.00
December 31, 2008	7.25 to 1.00
March 31, 2009	6.50 to 1.00
June 30, 2009	6.50 to 1.00
September 30, 2009	6.50 to 1.00
December 31, 2009	6.50 to 1.00
March 31, 2010	6.25 to 1.00
June 30, 2010	6.25 to 1.00
September 30, 2010	6.25 to 1.00
December 31, 2010	6.25 to 1.00
March 31, 2011	5.25 to 1.00
June 30, 2011	5.25 to 1.00
September 30, 2011	5.25 to 1.00
December 31, 2011	5.25 to 1.00
March 31, 2012	5.25 to 1.00

SECTION 6.12. Fiscal Year.  With respect to Holdings and the Borrower, change their fiscal year-end to a date other than December 31.

SECTION 6.13. Certain Equity Securities.  Issue any Equity Interest that is not Qualified Capital Stock.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a)  any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)  default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)  default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)  default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.05(d) or 5.08 or in Article VI;

(e)  default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) (i) Holdings, the Borrower or any Subsidiary shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any grace periods applicable thereto or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that results in the termination or permits any counterparty to terminate any Hedging Agreement the obligations under which constitute Material Indebtedness; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to mandatory prepayments of First Lien Loans required pursuant to Section 2.13 of the First Lien Credit Agreement; provided further that an Event of Default under and as defined in the First Lien Credit Agreement (other than the Events of Default described in paragraphs (b) or (c) of Article VII of the First Lien Credit Agreement to which this proviso shall not apply) (a “First Lien Event of Default”) shall not in and of itself constitute an Event of Default under this paragraph until the earlier to occur of (x) a period of 60 days has elapsed following notice of such First Lien Event of Default from the administrative agent or any lender under the First Lien Credit Agreement to the Borrower, or from the Borrower to such administrative agent or any such lender, and (y) the acceleration of the maturity of any of the loans or the termination of any of the commitments under the First Lien Credit Agreement in connection with such First Lien Event of Default or the exercise of any remedies by the lenders or the administrative agent under the First Lien Credit Agreement in connection with such First Lien Event of Default;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary), or of a substantial part of the property or assets of Holdings, the Borrower or a Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary) or for a substantial part of the property or assets of Holdings, the Borrower or a Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary) or (iii) the winding-up or liquidation of Holdings, the Borrower or any Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $6,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in actual liability to Holdings, the Borrower or any Subsidiary (or any combination thereof), including directly or indirectly through their ERISA Affiliates, in an aggregate amount exceeding $6,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (subject to the Intercreditor Agreement) (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the First Lien Collateral Agent (as defined in the Intercreditor Agreement) to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m) the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder unless the same results directly from the action or inaction of the Collateral Agent; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained in the foregoing provisions of this Article VII, in the event that the Borrower fails to comply with Section 6.11, until the expiration of the 10th day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to issue common equity for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise of the Borrower of such Cure Right the applicable covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)  Consolidated EBITDA for the immediately preceding fiscal quarter shall be increased, solely for the purpose of measuring compliance with Section 6.11 for such fiscal quarter and each period thereafter in which the Consolidated EBITDA for such fiscal quarter is contained, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)  if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with Section 6.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, then the applicable breach or default of the covenants set forth in Section 6.11 that had occurred shall be deemed cured for all purposes of this Agreement as fully as if such breach or default had never occurred.

Notwithstanding anything herein to the contrary, (A) in each four quarter period there shall be a period of at least two fiscal quarters in which the Cure Right is not exercised, (B) in each eight quarter period there shall be a period of at least four fiscal quarters in which the Cure Right is not exercised, (C) the amount of any Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with Section 6.11 and (D) all Cure Amounts shall be disregarded for all other purposes under this Agreement, including any baskets in Article VI and the definitions of Applicable Margin and Required Prepayment Percentage.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the

Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. The Lenders acknowledge and agree that the Administrative Agent shall also act, subject to and in accordance with the terms of the Intercreditor Agreement as the administrative agent and collateral agent for the lenders under the First Lien Credit Agreement.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), unless a default of payment or bankruptcy is continuing, in which case no such consent shall be required, to appoint a successor, which shall be a bank with an office in the United States or an Affiliate of such bank with an office in the United States. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (including, for greater certainty, due to the failure of the Borrower to consent to such appointment), then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other

Loan Document any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or nationally recognized overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)   if to the Borrower or Holdings, to it at 10 Water Street, Enfield, CT 06082-4899, Attention of Chief Financial Officer (Fax No. (860) 749-9158); with a copy to STR Holdings LLC, c/o DLJ Merchant Banking, Attention of Dan Gerwitz (Fax No. (860) 749-9158);

(b)   if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Matthew Carter RDU-2 (Fax No. (212) 743-1842); and

(c)   if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or nationally recognized overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person so long as a copy of such notice or other communication is also sent by one of the other methods set forth above; provided, however, that notices given by the Borrower to the Administrative Agent pursuant to Article II may not be delivered by email unless otherwise agreed to by the Administrative Agent on a case by case basis.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with, or pursuant to, this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)   Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower delivered from time to time and the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any fees accrued for its account and not yet paid).

(c)   By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee agrees to be bound by the terms of the Intercreditor Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)   Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already he a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)   Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing all or substantially all of the value of the Guarantees (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral) and (v) such Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the participating bank or other person and the Commitments of and principal amounts of and interest on the Loans owing and paid to, such participating banks pursuant to the terms hereof from time to time and the amounts received by such Lender from the Borrower and whether such amounts constitute principal interest fees or other amounts and each participating bank’s share thereof.

(g)   Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)   Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)   Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the Credit Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable and documented fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b)   The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons, their successors and assigns and members of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all reasonable and documented losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facility), (ii) the use of the proceeds of the Loans, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from the release of Hazardous Materials or a violation of Environmental Laws that first occurs at a particular owned real property after such property has been transferred to any Indemnitees or its successor or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer except to the extent caused by, or attributable to the actions of or failure to act by, the Borrower or any of its Subsidiaries.

(c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.   No notice or demand on the

Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of Section 9.04(j) or the provisions of this Section or release all or substantially all of the value of the Guarantees (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral (except as provided in the Intercreditor Agreement), without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARIS1NG OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this

Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any other party hereto or their respective properties in the courts of any jurisdiction.

(b)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) upon notice to the Borrower (to the extent practicable and permitted under applicable laws or regulations), to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) upon notice to the Borrower (to the extent practicable and permitted under applicable laws or regulations), to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this

Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STR ACQUISITION, INC.,

by

/s/ Jason Metakis
Name: Jason Metakis
Title: Treasurer

STR HOLDINGS LLC,

by

/s/ Jason Metakis
Name: Jason Metakis
Title: Treasurer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Collateral Agent,

by

/s/ Shanka Mohan
Name: Shanka Mohan
Title: Vice President

by

/s/ James Neira
Name: James Neira
Title: Associate

SCHEDULE 1.01(a)

Subsidiary Guarantors

Cal Safety Compliance Corporation

Specialized Technology Resources (International), Inc.

Shuster Laboratories, Inc.

Supply Chain Consulting Services Corporation

Specialized Technology Resources (Florida), Inc

STR Materials Science, Inc.

2

SCHEDULE 1.01(b)

Mortgaged Property

Property located at 10 Water Street, Enfield, CT 06082, described as follows:

That certain piece or parcel of land on the south side of Hazard Avenue (Route 190) in the Town of Enfield, County of Hartford and State of Connecticut, shown as “Parcel A” on Sheet 1 of 2 on a map or plan entitled: “Prepared for Springborn Laboratories, Inc. Hazard Avenue & Abbe Road, Enfield, Conn. . . Scale: 1 in. = 100 ft. Date: June 30, 1987. . . Rev. 2-24-88. . . Alford Associates, Inc. Civil Engineers, Windsor, Connecticut,” which map or plan is on file with the Enfield Town Clerk in Volume 220, Page 3033, and more particularly bounded and described as follows:

Beginning at a point on the south side of Hazard Avenue, which point is the northwest corner of the herein described premises and the northeast corner of land now or formerly of Raymond F. and Suzanne Aquilio, as shown on said map; running thence along the arc of a curve to the right having a radius of 933.00 feet and a delta angle of 9° 34' 03" a distance of 155.79 feet to a CHD marker; running thence N 83° 19' 04" E a distance of 414.00 feet to a CHD monument; running thence N 82° 58' 24" E a distance of 143.64 feet to a point, the last three courses running along the south side of Hazard Avenue; running thence S 09° 53' 12" E a distance of 435.66 feet along land now or formerly of National Railroad Passenger Corporation as shown on said map; running thence S 89° 20' 43" W a distance of 143.38 feet to a point; S 64° 08' 57" W a distance of 9.72 feet to a point; S 00° 09' 17" W a distance of 14.24 feet to a point; S 89° 08' 16" W a distance of 51.12 feet to a point; S 86° 57' 00" W a distance of 105.15 feet to a point; N 89° 55' 46" W a distance of 384.08 feet to a point; S 79° 44' 15" W a distance of 139.61 feet to a set iron pin; N 69° 59' 38" W a distance of 129.11 feet to a set iron pin, the last eight (8) courses being along the Scantic River as shown on said map; running thence N 24° 34' 57" E a distance of 401.37 feet along land now or formerly of Thomas E. and Diane S. Eastwood, James C. and Nancy A. Miczak and Raymond F. and Suzanne Aquilia, in part by each, to the point or place of beginning.

TOGETHER WITH an easement from the State of Connecticut to Springborn Testing & Research, Inc. dated December 31, 1997 and recorded in Volume 1156, Page 123 of the Enfield Land Records.

3

Schedule 2.01
Lenders and Commitments

Second Lien Term Loan Facility Lender	Second Lien Term Loan Commitment on Closing Date
Credit Suisse	$75,000,000
TOTAL COMMITMENT	$75,000,000

SCHEDULE 3.08

Subsidiaries

STR Acquisition, Inc. — 100% owned by STR Holdings LLC

Specialized Technology Resources, Inc. (“STR”) (to be the survivor of merger with STR Acquisition, Inc.; thereafter to be 100% owned by STR Holdings LLC.

(a)	(Unless otherwise noted, STR owns 100% of the equity securities of each subsidiary)

1.	Specialized Technology Resources (Singapore) Pte Ltd (100% of voting stock owned by STR; small portion of non-voting stock owned by STR-HK)

2.	Specialised Technology Resources (UK) Limited (“STR-UK”)

3.	Cal Safety Compliance Corporation (“CSCC”)

4.	Cal Safety Compliance Corporation de CV (Gregory Gardner owns one share of the 50 outstanding shares; remaining shares owned by CSCC)

5.	Specialized Technology Resources Laboratuar Hizmetleri Anonim Sirketi (99% owned by Company, .25% owned by each of STR-UK, STR-HK, STRAG and CSCC).

6.	STR Laboratuar Hizmetleri ve Gozetim Ltd. (dormant)

7.	STR-Registrar LLC (51% owned by STR; 49% owned by Science, Technology and Registration Holdings, Inc. (formerly Quality Paradigms))

8.	Specialized Technology Resources (International), Inc. (“STR-I”)

9.	Specialized Technology Resources (Taiwan) Ltd. (owned by STR-I)

10.	Specialized Technology Resources (Hong Kong) Ltd. (“STR-HK”) (Dennis Jilot owns one share of the 120,002 outstanding shares and remaining shares owned by STR-I)

11.	Specialized Technology Resources (Shanghai) Ltd. (owned by STR-HK)

12.	STR Testing & Inspection AG (“STR AG”) (owned by STR-I)

13.	Specialized Technology Resources España S.A.

14.	Shuster Laboratories, Inc.

15.	Supply Chain Consulting Services Corporation (dormant)

16.	Specialized Technology Resources (India) Pvt Ltd. (Samir Rastogi owns 1 share of the 5,000 outstanding shares; remaining shares owned by STR)

17.	Specialized Technology Resources (Florida), Inc.

18.	Specialised Technology Resources Lanka (Private) Limited (50% owned by STR; 50% owned by STR-I)

19.	STR Materials Science, Inc. (dormant)

20.	Tex Analysis Laboratory Private Limited (owned by STR-HK)

21.	STR Vietnam Co. Ltd. (owned by STR-HK)

5

(b)	Joint Ventures

STR France S.A.S. (STR-UK owns a 50% interest)

CTC Asia Ltd. (STR owns 50%)

6

SCHEDULE 3.09

Litigation

1.             Specialized Technology Resources, Inc. (“STR”) is aware of certain inquiries in India with respect to the former operations of Cal Safety Compliance Corporation (“CSCC”) in India by the Enforcement Directorate concerning the manner in which it was conducting business in India and its authority to do so. These inquiries are ongoing and during the course of them a current employee of STR in India was questioned but no further steps have been taken.

2.             The local manager of CSCC in India has received a complaint dated August 19, 2005, filed in the Court of the Judicial Magistrate at Gurgaon, alleging certain improprieties on a website maintained by CSCC with respect to the display of the map of India and the Indian national flag. This matter is ongoing.

3.             On April 17, 2006, a proceeding was initiated against Specialized Technology Resources Espana S.A. by the family of a worker injured at its plant in Spain. The proceeding is criminal in nature at this time, but as is custom in Spain, it is expected that civil claims will arise relating to this claim. Specialized Technology Resources España S.A. has local counsel and has referred the matter to its insurer.

7

SCHEDULE 3.17

Environmental Matters

None.

8

Schedule 3.18

Insurance

Type of Insurance	Policy Number	Carrier

Domestic Commercial General Liability	10CESOA9276	The Hartford (Twin City Fire)

Commercial Umbrella Liability	AUC591925100	American Guarantee & Liability (Zurich)

D & O/EPL	626-00-58	AIG — Illinois National Ins. Co.

Forefront Portfolio Crime & Fiduciary Liability	8185-3181	Federal Insurance Company (Chubb)

Forefront Portfolio Kidnap/Ransom & Extortion	6804-1625	Federal Insurance Company (Chubb)

Errors & Omissions (Professional Liability)	1155784	Lexington Insurance

Foreign General Liability	GBO2901067	St. Paul Travelers

Global Marine/War Cargo	M-20159, WC-20159	Falvey Cargo

Flood Policies	2043437800 1011190076 2044479400 2044479500	American Bankers Ins. Co. of Florida

War Risk Coverage	8034573	AIG Life Ins. Co.

Adjustable Premium Term Life Insurance Policy (John F. Gual)	11305750	Massachusetts Mutual Life Insurance Company

Adjustable Premium Term Life Insurance Policy (Dennis Jilot)	1116S207	Massachusetts Mutual Life Insurance Company

Worldwide Property	GPAD3601751-A	ACE American Insurance Company

Workers Compensation	WCJZ91445093027	WAUSAU, Member of Liberty Mutual Group

Commercial Automobile	ASJZ91445093017	WAUSAU, Member of Liberty Mutual Group

9

Schedule 3.19(a)

UCC Filing Offices

Grantor	Filing Office(s)

STR Holdings LLC	Delaware Secretary of State

STR Acquisition, Inc.	Delaware Secretary of State

Specialized Technology Resources, Inc.	Delaware Secretary of State Enfield, Connecticut Town Clerk Somers, Connecticut Town Clerk

Cal Safety Compliance Corporation	California Secretary of State Los Angeles County Registrar-Recorder/County Clerk Hudson County, NJ

Specialized Technology Resources (International), Inc.	Delaware Secretary of State

Shuster Laboratories, Inc.	Delaware Secretary of State Norfolk County (MA) Registry of Deeds

Supply Chain Consulting Services Corporation	Delaware Secretary of State Los Angeles County Registrar-Recorder/County Clerk

Specialized Technology Resources (Florida), Inc.	FloridaUCC, Inc. St. Johns County Circuit Court

STR Materials Science, Inc.	Delaware Secretary of State

Schedule 3.19(c)

Mortgage Filing Offices

Mortgage on the property owned by Specialized Technology Resources, Inc. located at 10 Water Street, Enfield, Connecticut to be filed in the Land Records of the Town of Enfield, Connecticut maintained by the Town Clerk of Enfield, Connecticut.

Credit Agreement

Schedule 3.20(a)

Owned Real Property

Address	Owned	Entity

10 Water Street Enfield, CT 06082	Owned	Specialized Technology Resources, Inc.

Credit Agreement

Schedule 3.20(b)

Leased Real Property

Address	Leased	Entity

24 Scitico Road Somers, CT	Leased	Specialized Technology Resources, Inc.

66 Hudson Street, 1st Floor, Hoboken, NJ	Leased	Cal Safety Compliance Corporation

1122 West Washington Boulevard, Los Angeles, CA	Leased	Cal Safety Compliance Corporation

Units 425-427, 4th Floor, Hankow Center, 5-155 Hankow Road, Tsim Sha Tsui, Kowloon, HK	Leased	Cal Safety Compliance Corporation

House #162, 3rd Floor, Road #1 (East), D.O.S.H., Baridhara, Gulshan, Bangladesh 12121	Leased	Cal Safety Compliance Corporation

JL Barito II No. 33 Kebayoran Baru, Jakarta, Indonesia 12130	Leased	Cal Safety Compliance Corporation

85 John Road, Canton, MA 02021	Leased	Shuster Laboratories, Inc.

30 Iroquois Street, Saint Augustine, FL 32085	Leased	Specialized Technology Resources (Florida), Inc.

Credit Agreement

Schedule 6.01

Existing Indebtedness

1.	Letter of Support dated February 2, 2006 to Lee Seng Chan & Co. (the auditors of Specialized Technology Resources (Singapore) Pte. Ltd.).

2.	Master Equipment Lease with Key Equipment Finance, dated September 16, 2005.

3.

Reimbursement Agreement dated January 14, 2007 between Specialized Technology Resources, Inc. and Webster Bank relating to Letter of Credit number 10304 dated January 9, 2007 for $821,684 in favor of Macro Engineering & Technology, Inc.

4.

Assignment of Certificate of Deposit dated June 14, 2007 made by Specialized Technology Resources, Inc. in favor of Webster Bank relating to the Assignment of an $862,768 Certificate of Deposit as collateral for Specialized Technology Resources, Inc.’s obligations under the Reimbursement Agreement set forth in item 3 above.

Credit Agreement

Schedule 6.02

Existing Liens

UCC Liens

Grantor	Secured Party	Jurisdiction	Date and File Number

STR Holdings LLC	None	Delaware Secretary of State

STR Acquisition, Inc.	None	Delaware Secretary of State

Specialized Technology Resources, Inc.	ISO Capital, LLC	Delaware Secretary of State	12/11/02 2309129 9

	Key Equipment Finance, Inc.	Delaware Secretary of State	9/21/05 5292107 1

	None	Enfield, Connecticut Town Clerk

	None	Somers, Connecticut Town Clerk

Cal Safety Compliance Corporation	None	Los Angeles County Registrar- Recorder/County Clerk

	None	Hudson County (NJ) Register

Specialized Technology Resources (International), Inc.	None

Credit Agreement

Shuster Laboratories, Inc.	Key Equipment Finance, Inc.	Delaware Secretary of State	9/21/05 5292107 1

	None	Norfolk County (MA) Registry of Deeds

STR Acquisition Sub, Inc. (now known as Shuster Laboratories, Inc.)	None	Delaware Secretary of State

	None	Norfolk County (MA) Registry of Deeds

Supply Chain Consulting Services Corporation	None	Los Angeles County Registrar- Recorder/County Clerk

Specialized Technology Resources (Florida), Inc.	None	St. Johns County Circuit Court

Conplex, Inc., (now known as Specialized Technology Resources (Florida), Inc.)	Toyota Motor Credit Corporation	Florida Secured Transaction Registry	7/1/04 200407315878

	None	St. Johns County Circuit Court

STR Materials Science, Inc.	None	Delaware Secretary of State

Permitted Encumbrances

1.                                       Taxes to the Town of Enfield not yet due and payable.

2.                                       Fire Taxes to the City of Enfield; which payments are current and not yet due and payable.

3.                                       The following matters as shown on the map filed in Map Volume 220, Page 3033 in the Office of the Enfield Town Clerk:

a.                                       Sanitary sewer easement and rights to construct and maintain drainage structures; and

b.                                      Notes shown thereon.

4.	Pole line easement in favor of the Connecticut Light and Power Company dated August 6, 1956 and recorded in Volume 151, Page 241 of the Enfield Land Records.

5.	Pole line easement in favor of the Connecticut Light and Power Company dated July 21, 1938 and recorded in Volume 84, Page 240 of the Enfield Land Records.

6.	Easement in favor of Hazardville Water Company recorded in Volume 107, Page 2 of the Enfield Land Records.

7.	Easement in favor of the Town of Enfield described in deed from DeBell & Richardson, Inc. dated July 10, 1984 and recorded in Volume 386, Page 443 of the Enfield Land Records.

8.

Permanent Right of Way Easement in favor of the State of Connecticut dated July 29, 1996 and recorded in Volume 1156, Page 131 of the Enfield Land Records. See also maps filed in Map Volume 220, Page 3037 and Map Volume 239, Pages 3968 and 3969 in the Office of the Enfield Town Clerk.

9.	Rights of others in and to any water courses on, touching or flowing through the premises.

10.	Possible public easement of use and enjoyment of the beach or shore area above the low water mark of the Scantic River.

11.

Terms and conditions of Easement from the State of Connecticut to Springborn Testing & Research, Inc. dated December 31, 1997 and recorded in Volume 1156, Page 123 of the Enfield Land Records (affects appurtenant rights only).

12.

Matters on a survey entitled “Improvement Location Survey Prepared For Specialized Technology Resources 504 Hazard Avenue a.k.a 10 Water Street Enfield, Conn.” Prepared by Alford Associates, Inc. Scale 1 In.= 30 Ft. Date: Feb. 20, 1996 Rev. 8-13-01 Updated Survey, Change Title Block:

a.	25’ side yard set back lines;
b.	concrete supports for oil tanks (oil tanks removed);
c.	encroaching drainage on the easterly property line;
d.	lean to shed encroaches 3.4” on the easterly property line;
e.	conc. retaining wall on the southerly property line;
f.	property line follows face of building on the southerly property line;
g.	dam on the southerly property line;
h.	Scantic River along southerly property line;
i.	Brook;
j.	Outlet pipes which encroach on the northerly property line;
k.	Existing culvert on the northerly property line;
1.	40’ set back line;
m.	water lines;
n.	gas lines; and
o.	Water Street (abandoned).
p.	Notes on said map.

13.	Sanitary Sewer Easement is shown per Water Street Sanitary Sewer Plan and Easement reserved to the Town of Enfield per Council Action Feb.10, 1975.

14.	Parcel may be subject to rights to construct and maintain drainage structure and rip rap acquired from Gordon Brothers by Connecticut D.O.T. per plan number 266, Sheet 2 of 2, April 30, 1930.

15.	Possible rights of others for ingress and egress over abandoned portion of Water Street.

16.	Possible rights of others as defined in the Council Minutes dated February 10, 1975 for the abandonment of Water Street.

17.

Assignment of Certificate of Deposit dated June 14, 2007 made by Specialized Technology Resources, Inc. in favor of Webster Bank relating to the Assignment of an $862,768 Certificate of Deposit as collateral for Specialized Technology Resources, Inc.’s obligations under the Reimbursement Agreement set forth in item 3 of Schedule 6.01 above.

EXHIBIT A

[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

SPECIALIZED TECHNOLOGY RESOURCES, INC.

Agent Information	Agent Closing Contact
Credit Suisse	Fay Rollins
Eleven Madison Avenue	Tel: 212-325-9041
New York, NY 10010	Fax: 212-743-1422
E-Mail: fay.rollins@credit-suisse.com

Agent Wire Instructions

Bank of New York

ABA 021000018

Account Name: CSFB Agency Cayman Account

Account Number: 8900492627

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	☐ Yes	☐ No

•	Coming in via Assignment	☐ Yes	☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Lender Domestic Address	Lender Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

2

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.  Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.  Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

3

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Lien Credit Agreement dated as of June 15, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Specialized Technology Resources, Inc. (successor by merger to STR Acquisition, Inc.), a Delaware corporation (the “Borrower”), STR Holdings LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

1.     The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(e) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement; provided that the obligations of the Assignor under Section 9.16 of the Credit Agreement shall survive the execution of this Assignment and Acceptance and the assignment of interests effected hereby.

2.     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.19(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and (iii) if required by Section 9.04(b) of the Credit Agreement, a processing and recordation fee of $3,500.

3.     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Effective Date of Assignment (“Effective Date”):

Facility/Commitment	Principal Amount Assigned(1)	Percentage Assigned of Commitment(1) (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Loans/Commitments	$	%

[Remainder of page intentionally left blank]

(1) Amount of Commitments and/or Loans assigned is governed by Section 9.04(b) of the Credit Agreement.

2

The terms set forth above are hereby agreed to:		Accepted:

, as Assignor,		[CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent](2),

by:

	Name:	by:
Title:
Name:
Title:

	, as Assignee,	by:

Name:
by:			Title:

Name:
Title:

(2) To the extent required under the Credit Agreement.

3

EXHIBIT C

[FORM OF]

BORROWING REQUEST

Credit Suisse, as Administrative Agent

Eleven Madison Avenue

New York, New York 10010

ATTN: Agency Group

[DATE](l)

Ladies and Gentlemen:

The undersigned, STR ACQUISITION, INC., a Delaware corporation (the “Borrower”), refers to the Second Lien Credit Agreement dated as of June 15, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, STR Holdings LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Type of Borrowing:(2)

(B)	Date of Borrowing:(3)

(C)	Account Number and Location:

(D)	Principal Amount of Borrowing:

(E)	Interest Period:(4)

(1)          Must be notified irrevocably by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon (New York City time), three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon (New York City time), one Business Day before a proposed Borrowing, in each case to be promptly confirmed by hand delivery or fax.

(2) Specify whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing.

(3) Date of Borrowing must be a Business Day.

(4) If such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto.

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in Article IV of the Credit Agreement have been satisfied.

STR ACQUISITION, INC.

by

Name:
Title:

2

EXHIBIT D

[FORM OF]

SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT

(See final Second Lien Guarantee and Collateral Agreement filed as Exhibit 10.10)

EXHIBIT E

[FORM OF]

SECOND LIEN MORTGAGE

EXHIBIT F-1

[FORM OF]

OPINION OF WEIL, GOTSHAL & MANGES LLP

EXHIBIT F-2

[FORM OF]

OPINION OF MURTHA CULLINA LLP

EXHIBIT G

[FORM OF]

INTEREST ELECTION REQUEST

Credit Suisse, as Administrative Agent
for the Lenders referred to below

Eleven Madison Avenue

New York, NY 10010

Attention: Agency Group

[Date]

Ladies and Gentlemen:

Reference is made to the Second Lien Credit Agreement dated as of June 15, 2007 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among STR Acquisition, Inc., a Delaware corporation (the “Borrower”), STR Holdings LLC, a Delaware limited liability company, the lenders from time to time party thereto (the “Lenders”), and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice constitutes a notice of Interest Election under Section 2.06(a) of the Credit Agreement, and the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the Interest Election requested hereby:

(i)	Borrowing to which Interest Election applies:
Principal Amount:
Type (ABR/Eurodollar):
Interest Period (if Eurodollar):
Interest Election (Cash/PIK):

(ii)	Effective Date of Election:

The undersigned certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to make the requested Interest Election under the terms and conditions of the Credit Agreement.

SPECIALIZED TECHNOLOGY RESOURCES, INC.,

By:

Name:
Title: